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                                                555 Long Wharf Drive, 11th Floor
                                                            New Haven, CT  06511
                                                                  (203) 401-3330
                                                             (203) 401-3331  Fax
Exhibit 99.1

                        Press Release of the Registrant

Contact:         Kurt Leutzinger              CuraGen Corporation
                 Abgenix, Inc.                Mark R. Vincent
                 Vice President and           Director, Corporate Communications
                 Chief Financial Officer      1-888-GENOMICS
                 (510) 608-6575               www.curagen.com
                                              ---------------
                 and
                 Marion E. Glick
                 Porter Novelli
                 (212) 601-8273

                ABGENIX AND CURAGEN ESTABLISH LARGE-SCALE DRUG
                             DEVELOPMENT ALLIANCE
          - COMPANIES TO DEVELOP GENOMICS-BASED HUMAN ANTIBODY DRUGS -

FREMONT, CA AND NEW HAVEN, CT -- DECEMBER 9, 1999 -- Abgenix, Inc. (Nasdaq:
ABGX), an antibody-based biopharmaceutical company and CuraGen Corporation (Nasdaq: CRGN), an integrated genomics-based drug discovery and development company, announced today the formation of a strategic alliance to develop and commercialize genomics-based antibody drugs using XenoMouse(TM) technology.
This five-year alliance has been established to identify up to 120 fully human antibody drug candidates intended for treating a broad range of complex diseases including cancer and autoimmune disorders. Antibodies to cancer antigens in CuraGen's database will be generated exclusively with Abgenix' XenoMouse technology during this alliance. Under the terms of this agreement, Abgenix will purchase $15 million of CuraGen common stock and CuraGen will provide research support payments of $1.5 million per year. In addition, both companies will receive reciprocating milestone and royalty payments for products resulting from this drug development alliance.

"Abgenix is impressed with CuraGen's technical capabilities with integrated genomics-based drug discovery and development," stated R. Scott Greer, president and CEO of Abgenix. "This strategic alliance complements our existing relationship with Human Genome Sciences and significantly expands our presence in the genomics field. We are also pleased to be joining Biogen and Genentech as corporate partners with equity stakes in CuraGen."

"This strategic alliance changes the drug development landscape by establishing a powerful platform for producing genomics-based antibody drugs over a shorter period of time," stated Jonathan M. Rothberg, Ph.D., founder, chairman, and CEO of Curagen Corporation. "Abgenix has the leading technology for developing fully human monoclonal antibody drugs. Through this partnership, both companies will leverage CuraGen's suite of genomics technologies and databases to systematically mine the genome to discover appropriate drug targets against which to use the XenoMouse(TM) technology for developing antibody drugs."


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Antibodies are naturally occurring proteins used by the body's immune system to combat many diseases. As therapeutic products, antibodies have several potential advantages over other therapies. The highly specific interaction between an antibody and its target may, for example, reduce unwanted side effects that may occur with other therapies. Fully human antibodies are desirable because they avoid the risk of rejection present with mouse or partial mouse antibodies.

ABOUT ABGENIX, INC.
Abgenix is a biopharmaceutical company that develops and intends to commercialize antibody therapeutic products for the treatment of a variety of disease conditions, including transplant-related diseases, inflammatory and autoimmune disorders, cardiovascular disease, infectious diseases, and cancer. Abgenix has developed XenoMouse technology, which it believes enables quick generation of high affinity, fully human antibody product candidates to essentially any disease target appropriate for antibody therapy. Abgenix has collaborative arrangements with multiple pharmaceutical and biotechnology companies involving its XenoMouse technology. In addition, Abgenix has multiple proprietary antibody product candidates that are under development internally, three of which are in human clinical trials. For more information on Abgenix, visit the company's Web site at www.abgenix.com.
                                ---------------

ABOUT CURAGEN CORPORATION
CuraGen Corporation is advancing the discovery and development of pharmaceutical and life science products through the systematic application of genomics. CuraGen's fully integrated, Internet-based genomics technologies, services, and information systems are designed to rapidly generate comprehensive information about genes, human genetic variations, gene expression, biological pathways, and potential products that affect these pathways. CuraGen's strategic collaborators include Abgenix, Biogen, COR Therapeutics, Genentech, Glaxo Wellcome, Hoffman-LaRoche, and Pioneer Hi-Bred International. The Company employs over 300 people and is headquartered in New Haven, CT, with additional facilities in Branford, CT and Alachua, FL. Additional Company information is available at http://www.curagen.com.
             ----------------------

This release may contain forward-looking statements that are subject to certain risks and uncertainties, including the Company's ability to successfully enhance and develop its technologies. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the Company's early stage of development, technological uncertainty and product development risks, uncertainty of additional funding, reliance on research collaborations, competition, the Company's ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights.

Statements made in this press release about Abgenix's XenoMouse technology, product development activities and corporate partnerships other than statements of historical fact, are forward looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, the regulatory approval process, competitive products, future capital requirements and the extent and breadth of Abgenix's patent portfolio. Please see Abgenix's quarterly report on form 10Q dated November 13, 1998 and registration statement on form S-1 dated July 2, 1998 and supplements thereto for a complete description of risks which may affect Abgenix.

12/09/99

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